EXHIBIT NO. 1


                           Sax Macy Fromm & Co., P.C.
                                 855 Valley Road
                            Clifton, New Jersey 07013
                             Telephone 973-470-6250
                             Facsimile 973-472-7172




 April 16, 1998


Securities and Exchange Commission
Washington, D.C. 20549


Re: Mark Solutions, Inc.


Gentlemen:

We were previously the independent accountants for Mark Solutions, Inc. and on August 22, 1997 we reported on the consolidated financial statements of Mark Solutions, Inc and subsidiaries as of and for the two years ended June 30, 1997. On April 15, 1998, we were dismissed as independent accountants of Mark Solutions, Inc.

We have read the disclosure included under Item 4 of its Form 8-K dated April 15, 1998, and we agree with such disclosure.


Sincerely,




Sax Macy Fromm & Co., P.C.